RESOLUTION OF THE BOARD OF DIRECTORS
OF
PACK FUERTE, INC.

I, the undersigned, being the sole director of *PACK FUERTE, INC.*, a Nevada Corporation, having met with the Board of Directors, discussed the business herein set forth, and have unanimously:

RESOLVED, that, amending the item 2 of the Article II of our Bylaws, the number of directors constituting the entire Board shall be one.

Dated: April 19, 2013

บุญเลิศ ศรีพนม

Bunloet Sriphanorm
Sole Director